Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Sends Letter to Yingde Gases Board in Response

to Recent Public Disclosures by Yingde

LEHIGH VALLEY, Pa. (February 14, 2017) – Air Products (NYSE:APD) today sent a letter to The Board of Directors of Yingde Gases Group Company Limited (“Yingde”) responding to recent public disclosures made by Yingde. The full letter, which was filed with the U.S. Securities and Exchange Commission, is included below:

February 14, 2017

The Board

Yingde Gases Group Company Limited

Room 3212-13, 32/F.

Tower 2, Times Square, Causeway Bay

Hong Kong

Dear Sirs,

We refer to the circular of Yingde Gases Group Company Limited (the “Company”) dated February 9, 2017 containing, among other things, information about the extraordinary general meeting of the Company on March 8, 2017 (the “Circular”), your announcement dated February 13, 2017 (the “Announcement”) and your press release dated February 14, 2017 (the “Press Release” and, together with the Circular and the Announcement, the “Public Disclosures”) and our prior letters dated December 29, 2016, January 3, 2017, January 8, 2017 and January 16, 2017 regarding our proposal to acquire the Company (the “Proposed Transaction”).

We were surprised by the statements that the Company and Mr. Zhao made in the Public Disclosures regarding the progress of our due diligence process, the provision of diligence materials and the meetings between us. We believe that the statements, including those falsely attributed to Air Products, which we were not provided with an opportunity to review prior to their release, do not accurately characterize the nature of what has transpired and are confusing to your shareholders.

In particular, your Press Release states that the we and our advisors are “working closely and actively on diligence” and that Air Products “acknowledged the support from Yingde Gases’s current management in respect of the due diligence, and was pleased to be in close touch with current management in respect of the potential offer”. Your Announcement also references “additional due diligence materials to be made available to Air Products”. Not only have we not received any due diligence materials to date, but the Company has placed obstacles in the path of our beginning the diligence process, including a substantial delay in establishing an Independent Board Committee to evaluate our proposal and in retaining an independent financial advisor for the committee. In fact, as of the date of this letter, the Independent Board Committee is yet to engage an independent financial advisor or to contact us.

-more-

Your Press Release also inaccurately refers to Air Products’ support to current management. Air Products in fact has not taken a position regarding your internal dispute with the minority directors as we have remained focused on pursuing an acquisition of the Company.

Moreover, the Company is now conditioning our access to any diligence information on our signing an unreasonable standstill deed that prevents us from making a further proposal and commenting either on Air Products’ and others bidders’ acquisition proposals, or on what future direction the Company should take. We believe your demands regarding a standstill are unreasonable and illogical when our proposal and that of a second bidder are already public and when the Company, its directors and shareholders, other bidders, and other investors are all free to make public statements on the foregoing. A standstill of this scope, which we note did not include any corresponding obligations on the Company to cooperate with a diligence process in any way, would unfairly burden us as compared to other parties and reduce the ability of the Company’s own shareholders to consider fully the facts relating to, and the merits of, our offer. That being said, in the interest of advancing the diligence process, within an hour of receiving a draft standstill deed, our legal counsel sent Slaughter & May a proposed revised version that we believe is reasonable in light of the current circumstances. To us, this does not seem like we have achieved the “consensus about how to cooperate” that you mention in the Press Release.

It has now been over six weeks since we submitted our non-binding letter of interest to acquire the Company. We firmly believe the Proposed Transaction represents a compelling opportunity for the Company, its shareholders, its customers and its employees. We very much want to proceed in a friendly and constructive manner and ask that you permit us to conduct diligence as soon as possible, consistent with the public statements you made in the Public Disclosures.

However, we are concerned that the Company’s slow pace of engagement and the hurdles that have been imposed by the Company, including the standstill, together with the statements in the Public Disclosures, may reflect the fact that the majority directors of the Company’s Board have no genuine desire to engage in a constructive process with us and do not intend to grant us appropriate and timely diligence, but are simply trying to use inaccurate statements to gain a favorable position with shareholders in the proxy contest at the Company’s upcoming extraordinary general meeting.

Given our concern about the statements that have been made and in order to correct the public record, we will be publicly releasing this letter.

Your actions, if intended to frustrate consideration of our proposal, are not in the best interest of your shareholders. We hope you will take steps immediately to engage with us in a real way.

Yours sincerely,

Seifi Ghasemi

Chairman, President and Chief Executive Officer

Air Products and Chemicals, Inc.

Air Products does not intend to comment further at this time.

-more-

About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company’s core industrial gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.

The Company had fiscal 2016 sales of $7.5 billion from continuing operations in 50 countries and has a current market capitalization of approximately $30 billion. Approximately 16,000 employees are making Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.

NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2016.

#                    #                     #

Media Inquiries:

(Asia/Brunswick Group)

Tim Payne, tel: +852 6104-6266; email: tpayne@brunswickgroup.com.

Karin Wong, tel: +852 9755 6265; email: kwong@brunswickgroup.com.

(U.S./Air Products)

Katie McDonald, tel: (610) 481-3673; email: mcdonace@aiproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.